Exhibit 5.1

30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

November 15, 2013

Ascent Capital Group, Inc.

5251 DTC Parkway, Suite 1000

Greenwood Village, CO  80111

Re:                             Ascent Capital Group, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion, as counsel for Ascent Capital Group, Inc., a Delaware corporation (“Ascent”), in connection with Ascent’s Registration Statement on Form S-3 (No. 333-        ) (the “Registration Statement”). The Registration Statement relates to the resale, under the Securities Act of 1933, as amended (the “Securities Act”), from time to time of up to 253,333 shares of Ascent’s Series A common stock, par value $.01 per share (the “Shares”), by the selling stockholders named in the prospectus forming part of the Registration Statement (the “Prospectus”).

In rendering our opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of (i) the Securities Purchase Agreement between Monitronics International, Inc., certain funds affiliated with Oak Hill Capital Partners, certain other holders and, for the limited purposes set forth therein, Ascent, dated as of July 10, 2013, as amended by Amendment No. 1 dated as of August 16, 2013, (ii) the Amended and Restated Certificate of Incorporation, as amended to date, and Bylaws of Ascent, (iii) records of proceedings of Ascent’s Board of Directors, including committees thereof, with respect to the filing of the Registration Statement and the issuance of the Shares, and (iv) such other documents, records, instruments and certificates of public officials and officers of Ascent as we deemed necessary or advisable for the purpose of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware and federal securities laws. We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the Prospectus. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

BAKER BOTTS L.L.P.